Pacific State Bancorp Receives NASDAQ Deficiency Letter

Pacific State Bancorp, Inc. (the “Company”) (NASDAQ: PSBC), the parent company of Pacific State Bank , Stockton, California, today announced that it received a letter from The NASDAQ Stock Market (“NASDAQ”) dated November 10, 2009, notifying the Company that it is currently not in compliance with NASDAQ Listing Rule 5450(a)(1) (the “Rule”), because the Company’s common stock has not maintained a minimum bid price of $1.00 during the preceding 30 consecutive trading days.

In accordance with Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until May 10, 2010, to regain compliance with the Rule.  In order to regain compliance with the Rule, the bid price of the Company’s common stock must remain above $1.00 for ten consecutive business days.  If compliance cannot be demonstrated by that date, NASDAQ will notify the Company that its common stock is subject to delisting.  Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market.